                                                                    Exhibit 99.1


                          [THOR INDUSTRIES, INC. LOGO]

      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539

                             N E W S   R E L E A S E


Date:      November 4, 2003
Contact:   Wade F. B. Thompson or Peter Orthwein

                THOR ANNOUNCES RECORD SALES FOR QUARTER, UP 20%.
       RV RETAIL UNIT SALES UP 28%, EXCEEDING INDUSTRY; BACKLOG UP 24% TO
                              RECORD $319 MILLION.

Thor Industries, Inc. (NYSE:THO) announced today record preliminary sales for the quarter ended October 31, 2003.

Sales in the quarter were $488.2 million, the highest for any quarter in the company's history and up 20% from $406.3 million last year. RV sales in the quarter were $430.7 million, up 22% from $352.2 million last year and include Damon sales of $36.7 million since its acquisition on September 2, 2003. Bus sales in the quarter were $57.5 million, up 6% from $54.1 million last year.

Thor's RV retail registrations in the quarter were up 28% to 18,864 units from 14,683 units last year, far outpacing the expected industry results, and include 742 units from Damon since its acquisition.

Backlog on October 31, 2003 was $319.3 million, a record for this time of the year and up 24% from $257.1 million last year. RV backlog was $218.7 million, which includes $49.3 million of Damon, and up 38% from $158.9 million last year which excludes Damon. Bus backlog was $100.6 million, up 2% from $98.2 million last year.

Thor is the largest manufacturer of recreation vehicles and the largest builder of mid-size buses.



This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.